Exhibit 10.7

Executive Officer Version

PENTAIR PLC 2012 STOCK AND INCENTIVE PLAN

GRANT AGREEMENT

STOCK OPTIONS

[Name of Grantee]:

The Compensation Committee has awarded you the following grant under the Pentair plc 2012 Stock and Incentive Plan (the “Plan”).

Grant Information

Number of Stock Options Granted:

Expiration Date: 10th anniversary of the Date of Grant

Vesting Schedule: The options vest over the following schedule:

             of the options on the

             of the options on the

             of the options on the

Type of Option: Incentive stock options to the extent permitted under the Plan

Specific terms of this grant not described above, such as the Date of Grant and the Grant Price, are set forth in the cover letter that accompanies this grant agreement.

Terms and Conditions of this Grant

•	Your Stock Options may be exercised only after they become vested. Your Stock Options may not be exercised after the expiration date set forth above, or the earlier date that these Stock Options terminate in connection with your termination of service in accordance with the terms of the Plan. Stock Options can only be exercised if the Fair Market Value of the Shares being exercised exceeds the grant price for those Shares.

•	If your service with the Company terminates (for any reason except for Cause), you may exercise those Stock Options which have vested as of the last day of your service for up to 90 days after your termination date or, if earlier, the expiration date of the Stock Options. Exceptions are made for termination of service due to such reasons as death, Retirement or Disability, in accordance with the terms of the Plan. If your service with the Company terminates for Cause, all of your Stock Options (both vested and unvested) shall terminate no later than your last day of service. In addition, if after your service terminates the Company determines that your service could have been terminated for Cause had all relevant facts been known at the time of your termination, then the Company may terminate all of your Stock Options (whether vested or unvested) immediately upon such determination, and you will be prohibited from exercising your Stock Options thereafter. In such event, you will be notified of the termination of your Stock Options.

•	You have no shareholder rights (e.g. dividends, voting) with respect to the underlying Shares you may purchase by the exercise of these Stock Options until after you have purchased the Shares.

•	You must pay the grant price and any applicable withholding taxes due upon exercise by one of the methods available under the Company’s exercise procedures, which may include (1) paying by cash or check, (2) swapping previously-acquired mature Shares or (3) arranging a cashless exercise through the Company’s designated broker. Please refer to the Frequently Asked Questions (FAQs) for Stock Options for more details.

General

•	The grant of this Plan award to you does not limit in any way the right of the Company to terminate your service at any time for any reason, nor does it guarantee you will receive Plan awards in subsequent years.

•	The vesting of this award may be suspended or delayed as a result of a leave of absence.

•	In addition to the terms and conditions contained in this grant agreement, this award is subject to the provisions of the Plan document and Prospectus as well as applicable rules and regulations issued under local tax and securities laws and New York Stock Exchange rules. Capitalized terms used in this grant agreement have the meanings given in the Plan.

•	If the Compensation Committee of the Pentair plc Board of Directors (the “Committee”) determines that recoupment of incentive compensation paid to you pursuant to this grant agreement is required under any law or any recoupment policy of the Company, then your Stock Options will terminate immediately on the date of such determination to the extent required by such law or recoupment policy, any prior exercise of your Stock Options may be deemed to be rescinded, and the Committee may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.

•	The Committee may amend or modify the Plan at any time but generally such changes will apply to future Plan awards. The Committee may also amend or modify this award, but most changes will require your consent.

•	As a condition to the grant of this award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this agreement will be interpreted by the Committee and that any interpretation by the Committee of the terms of this agreement or the Plan, and any determination made by the Committee under this agreement or the Plan, will be final, binding and conclusive.

•	If you are an officer or other employee of the Company, you agree that, as a key employee of the Company, you may have access to customer lists, trade secrets and other confidential information of the Company. During your employment or at any time after your employment ends, you agree not to disclose or make available to any person or firm confidential information of the Company, unless such disclosure is required by law. Any actual or threatened violation of your duty not to divulge confidential information will entitle the Company to legal and equitable remedies, including preliminary and permanent injunctive relief and attorney’s fees.

•	If you are an officer or other employee of the Company and this option is designated as an “incentive stock option” and if you sell Shares which were acquired through the exercise of this option within two years from the date of grant or one year from the date of exercise, you must notify the Company’s stock plan administrator of the sale to permit proper treatment of the compensation expense.

•	For purposes of this agreement, the word “Company” means Pentair plc or any of its subsidiaries or any of their business units.

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